Exhibit 3

Julián Martínez-Simancas

General Secretary and Secretary of the Board of Directors

Bilbao, March 22, 2011

To the National Securities Market Commission

Re:	Approval of the Common Merger Plan by the Boards of Directors of IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A.

Dear Sirs,

Pursuant to the provisions of Section 82 of Law 24/1988, of July 28, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores) and related provisions, we hereby advise you that the Boards of Directors of IBERDROLA, S.A. (“Iberdrola”) and IBERDROLA RENOVABLES, S.A. (“Iberdrola Renovables”) with the abstention, in this latter case, of the proprietary Directors of Iberdrola, have approved today the common merger plan of both companies (the “Common Merger Plan”) whose essential terms are detailed in the attached document as Annex to this notice of significant event.

To determine the exchange ratio referred to below, and approved by the Board of Directors of Iberdrola and Iberdrola Renovables (with the abstention, in this latter case, of the propietary Directors of Iberdrola) it has been taken into account, among other things, that the Board of Directors of Iberdrola Renovables has resolved to propose to the Shareholders’ General Meeting of Iberdrola Renovables an extraordinary distribution of cash dividends in a gross amount of one euro and twenty cents of euro (Eur 1.20) per share entitled to receive it, as well as the assumption, by Iberdrola, of an irrevocable commitment to vote in favor of this proposal.

The exchange ratio of the shares of the companies involved in the merger is 0.30275322 shares of Iberdrola, of seventy-five cents (Eur 0.75) of face value each, in exchange for each share of Iberdrola Renovables of fifty cents (Eur 0.50) of face value each.

To mark the final calculation of the abovementioned exchange ratio, the Board of Directors of Iberdrola, at its meeting held today, has also agreed to partially modify the terms of the share buyback program approved at its meeting of March 11, 2011 (which was the subject of the notice of significant event, with registry number 140,130), in order to increase the maximum number of shares which may be repurchased according to the program, so that the number will become two hundred and fifty million nine hundred thousand (250,900,000) shares, representing up to

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

4.30937% of the share capital of Iberdrola before the merger, keeping unchanged the rest of the terms of the program.

The analysis of the potential merger from the perspective of Iberdrola Renovables’ social interest, as well as the proposal to its Board of Directors for the approval (with the abstention of the proprietary Directors of Iberdrola) of a exchange ratio deemed as adequate from the referred social interest perspective, were entrusted to a special committee of such Board of Directors known as “Merger Commission”, an informative and advisory body, without executive functions.

Those shares that are issued or delivered by Iberdrola to meet the exchange ratio, will confer on its owners, from the date on which they are issued or delivered, as the case may be, the right to participate in the social profits of Iberdrola on the same terms as the rest of the shares of Iberdrola already trading as of such date.

Pursuant to Section 32 of the Law of Structural Modifications of Commercial Companies (Ley de Modificaciones Estructurales de las Sociedades Mercantiles), as well as to Section 226 of the Regulation of the Commercial Registry (Reglamento del Registro Mercantil), two originals of the Common Merger Plan will be deposited in the Commercial Registries of Vizcaya and Valencia.

In addition, it will be requested to the abovementioned Commercial Registry of Vizcaya that a common independent expert be appointed for the issuance of a single report about the Common Merger Plan, as well as, amongst other things, about the justification of the established exchange ratio and the Net Wealth that Iberdrola Renovables will contribute to Iberdrola as a consequence of the referred merger, all of the foregoing in accordance with the provisions of Section 34.1 of the Law of Structural Modifications of Commercial Companies and Section 349 of the Regulation of the Commercial Registry.

Finally, please be advised that it is expected that the Common Merger Plan will be submitted to the Shareholders’ General Meeting of both companies for approval; their respective notices to call the Shareholders’ General Meeting being expected to take place during the next month of April.

Please be advised of all of the foregoing for such purposes as may be appropriate.

Yours truly,

General Secretary and Secretary of the Board of Directors

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

IMPORTANT INFORMATION

The securities referred to herein that will be issued or delivered by IBERDROLA, S.A. in connection with its merger with IBERDROLA RENOVABLES, S.A. (the “Iberdrola Securities”) have not been, and are not intended to be registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Iberdrola Securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. relates to the securities of a Spanish company. The merger in which IBERDROLA RENOVABLES, S.A. ordinary shares will be exchanged for IBERDROLA, S.A. shares is subject to disclosure requirements of Spain that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. are each located in Spain and some or all of their officers and directors may be residents of Spain or other countries different from the U.S. You may not be able to sue a Spanish company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a Spanish company and its affiliates to subject themselves to a U.S. court’s judgment.

This communication contains forward-looking information and statements about IBERDROLA, S.A., including financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, capital expenditures, synergies, products and services, and statements regarding future performance. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.

Although IBERDROLA, S.A. believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of IBERDROLA, S.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of IBERDROLA, S.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by IBERDROLA, S.A. to the Comisión Nacional del Mercado de Valores.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

Forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of IBERDROLA, S.A. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. All subsequent oral or written forward-looking statements attributable to IBERDROLA, S.A. or any of its members, directors, officers, employees or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included herein are based on information available to IBERDROLA, S.A. on the date hereof. Except as required by applicable law, IBERDROLA, S.A. does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

ANNEX - ESSENTIAL TERMS OF THE COMMON MERGER PLAN

•

The exchange ratio is fixed at 0.30275322 shares of Iberdrola for each share of Iberdrola Renovables, with a complement, if applicable, of up to 10% of the face value in cash in order to meet the so-called “peaks”.

•

In order to calculate the exchange ratio, (i) the capital increase and the sale of treasury shares which took place on March 14, 2011, (ii) the shares maintained as treasury shares by Iberdrola Renovables (which represent, on the date of the approval of the Common Merger Plan, approximately 0.386% of the share capital) and (iii) the following forecasts for payment of dividend and other forms of shareholder remuneration have been taken into account:

(a)	On Iberdrola’s part:

(i)

Ordinary dividend: the current shareholders of Iberdrola Renovables that become shareholders of Iberdrola as a consequence of the merger will be entitled to receive an ordinary dividend of three gross cents of euro (Eur 0.030) per share, with charge to the 2010 results, which was proposed for approval to the General Shareholders’ Meeting of Iberdrola by its Board of Directors at its meeting held on February 22, 2011. Such distribution of dividend shall be carried out, if approved by the General Shareholders’ Meeting of Iberdrola, once the merger becomes effective and its payment is expected to take place during the month of July 2011.

(ii)

Participation in the shareholders’ remuneration system called “Iberdrola Dividendo Flexible”: the current shareholders of Iberdrola Renovables that become shareholders of Iberdrola as a consequence of the merger will be entitled to benefit from each of the installments of the so-called scheme “Iberdrola Dividendo Flexible”.

It is stated for the record that the Board of Directors of Iberdrola, at its meeting held on February 22, 2011, resolved to draft a proposal of resolution that will be raised to the General Shareholders’ Meeting of Iberdrola consisting of a capital increase with a charge to reserves for the free-of-charge allocation of new shares among the shareholders of Iberdrola, within the context of the shareholders’ remuneration system called “Iberdrola Dividendo Flexible”.

This system will grant the shareholders of Iberdrola the option to receive the entirety or part of its remuneration in bonus shares of Iberdrola or in cash

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

(in this latter case, by means of transferring their free-of-charge allocation rights onto the market or pursuant to the purchase commitment at a guaranteed fixed price undertaken by Iberdrola, in the event that such resolution proposal is eventually approved by the General Shareholders’ Meeting of Iberdrola).

If the proposal relating to the system “Iberdrola Dividendo Flexible” is approved by the General Shareholders’ Meeting of Iberdrola, the delivery of the new bonus shares or the perception of the cash amounts may take place in two installments of the share capital increase with a charge to reserves, which would take place when the traditional supplemental dividend payment for fiscal year 2010 and the interim dividend payment for fiscal year 2011 would otherwise have been made.

The market value of reference for the purposes of determining the total number of shares to be issued in the first implementation of the capital increase, which is in any event subject to the approval of the shareholders acting at the General Shareholders’ Meeting, will be fixed by the Board of Directors later on at the time of approval of the appropriate resolution to be put to the vote of the General Shareholders’ Meeting. This notwithstanding, in light of the current share capital of Iberdrola and the market conditions as of the date of this notice, the price of the commitment that Iberdrola would assume to acquire the free-of-charge allocation rights that the shareholders would receive in the first implementation of the capital increase is estimated to amount to a minimum gross figure of fifteen (0.150) euro cents per right. Please note that this amount is provided for information purposes only. The final fixed price of Iberdrola’s commitment to purchase each free-of-charge allocation right would be duly communicated upon the first implementation of the paid-in capital increase. It is expected that the first implementation of the paid-in capital increase will take effect in late July 2011.

(b)	On Iberdrola Renovables’ part:

(i)

Ordinary dividend: if the General Shareholders’ Meeting of Iberdrola Renovables approves the proposed resolution submitted by the Board of Directors of Iberdrola Renovables at its meeting held on February 21, 2011, Iberdrola Renovables will pay a dividend in cash with charge (respect) to the 2010 results in an amount equal to twenty five gross thousandths of euro (Eur 0.025) per share of Iberdrola Renovables entitled to receive it.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

It is foreseen that the payment of such dividend will take place, approximately, as of June 21, 2011 and, in any case, before the merger between Iberdrola and Iberdrola Renovables is registered with the Mercantile Registry.

(ii)

Extraordinary dividend: if the General Shareholders’ Meeting of Iberdrola Renovables approves the proposed resolution submitted by the Board of Directors of Iberdrola Renovables at its meeting held on March 22, 2011, Iberdrola Renovables will pay a extraordinary dividend in cash in an amount equal to one euro and twenty cents of euro (Eur 1.20) per share of Iberdrola Renovables entitled to receive it.

The proposed resolution referred to in this paragraph (ii) is, additionally, subject to the proposed merger to be approved by the General Shareholders’ Meetings of both companies. If such proposal is approved by the General Shareholders’ Meeting of Iberdrola Renovables, the above referred payment of a extraordinary dividend (amounting to one euro and twenty cents of euro (Eur 1.20) per each share of Iberdrola Renovables) will be carried out, approximately, on June 21, 2011.

•

Iberdrola will meet the referred exchange ratio through the delivery of shares held in treasury stock and, in the event that the amount of such shares is not enough to meet such exchange, by means of the delivery of newly-issued shares.

•

Pursuant to Section 26 of the Structural Modifications Act (Ley de Modificaciones Estructurales), shares of Iberdrola Renovables owned by Iberdrola will not be redeemed in any case (representing 80% of the share capital on the date of the approval of the Common Merger Plan), nor shares held in treasury by Iberdrola Renovables (representing, on the date of the approval of the Common Merger Plan, approximately 0.386% of the share capital), which will be redeemed.

•

Those shares that are issued or delivered by Iberdrola to meet the exchange ratio, will grant to its owners, from the date on which they are issued or delivered, as the case may be, the right to participate in the social profits of Iberdrola in the same terms as the rest of the shares of Iberdrola already trading as of such date.

•

The merger will be subject to the special tax regime provided for in Chapter VIII of Title VII and Second Additional Provision of Spanish Corporate Income Tax Law (texto refundido de la Ley del Impuesto sobre Sociedades), as enacted by Legislative Royal Decree 4/2004 of 5 March. The merger will, therefore, be neutral from a tax point of view.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

•	The effective date for accounting purposes will be January 1, 2011.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.